Exhibit 99.1

Investor Contact
Steel Excel Inc.
Investor Relations
Investor_Relations@steelexcel.com
(408) 957 - 7811

Steel Excel Acquires Rogue Pressure Services

MILPITAS, Calif., December 9, 2011 – Steel Excel Inc. (Other OTC: SXCL.PK) (the “Company”) announced today that it has acquired the business and assets of Rogue Pressure Services, LLC, a leader in the oilfield service industry located primarily in Williston, North Dakota and Eagle Ford, Texas.

“We are excited to complete the acquisition of Rogue Pressure Services,” said John Quicke, President and Chief Executive Officer of the Company.

About Steel Excel Inc.

The Company's business is to identify and acquire profitable business operations in which it can utilize its existing working capital and maximize the use of the Company’s net operating losses. The identification of new business operations includes, but is not limited to, businesses in the oilfield services, sports, training, education, entertainment and lifestyle industries. More information is available at the Company's web site: www.steelexcel.com.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of the Company, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, but are not limited to: the Company's ability to identify suitable acquisition candidates or business and investment opportunities; the ability to realize the benefits of our net tax operating losses; the possibility of being deemed a “shell company” under the federal securities laws, which may adversely impact our ability to offer our stock to officers, directors and consultants, and would likely increase the costs of registration compliance following the completion of a business combination; the possibility of being deemed an investment company under the Investment Company Act of 1940, as amended, which may make it difficult for us to complete future business combinations or acquisitions; the potential need to record additional impairment charges for long-lived assets or marketable securities based on current market conditions; the necessity to record material tax provisions or pay additional tax payments in the future as a result of estimates for tax provisions that materially differ from actual outcomes and tax audits and redetermination by the United States and foreign taxing authorities in which we operate or formerly operated; the ability to reduce our operating costs; general economic conditions and our expected liquidity in future periods. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Transition Report on Form 10-K for the nine month period ended December 31, 2010 on file with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any forward-looking information that is included in this release.